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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                         DATE OF REPORT: APRIL 18, 1996

                         BAYPORT RESTAURANT GROUP, INC.
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             (Exact name of registrant as specified in its charter)

          FLORIDA                       0-10717                59-1827599
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(State or other jurisdiction       (Commission File         (I.R.S. Employer
     of incorporation)                  Number)            Identification No.)

                              4000 HOLLYWOOD BLVD.
                            HOLLYWOOD, FLORIDA 33301

                    (Address of principal executive offices)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (954) 967-6700

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ITEM 5.           OTHER EVENTS.

         On April 18, 1996, the Registrant entered into an Agreement and Plan of Merger (the "Merger Agreement") with Landry's Seafood Restaurants, Inc., a Delaware corporation ("Landry's"), and Landry's Acquisition, Inc., a Florida corporation ("Acquisition"), pursuant to which Acquisition will be merged into the Registrant with the result that the Registrant will become a wholly-owned subsidiary of Landry's (the "Merger"). The Merger, which is intended to be a tax-free reorganization, will be accounted for as a pooling of interests business combination. Under the terms of the Merger Agreement, Landry's will issue to the holders of the Registrant's common stock, $.001 par value per share ("Bayport Common Stock"), the number of shares of Landry's common stock, $.01 par value per share ("Landry's Common Stock"), equal to .2105 (the "Exchange Ratio") multiplied by the number of outstanding shares of Bayport Common Stock subject to certain adjustments discussed below. Based on 9,655,599 shares of Bayport Common Stock issued and outstanding on March 29, 1996, Landry's will issue (based on an assumed exchange ratio of .2105) 2,032,503 shares of Landry's Common Stock, subject to certain adjustments discussed below, to the holders of the outstanding shares of Bayport Common Stock. Cash will be issued in lieu of fractional shares of Landry's Common Stock.

         The Exchange Ratio is subject to adjustment in the event the average of the daily closing prices of a share of Landry's Common Stock on the Nasdaq-National Market as reported in THE WALL STREET JOURNAL for the five consecutive trading days that end on the second trading day prior to the Closing Date (as defined below) (i) exceeds $22 per share, in which case the Exchange Ratio shall be adjusted downward to account for the increase in the share price of Landry's Common Stock; or (ii) is less than $15 per share, in which case the Exchange Ratio shall be adjusted upward to account for the decrease in the share price of Landry's Common Stock.

         In addition, the Exchange Ratio is subject to a downward adjustment in the event that the Registrant's costs of completing construction of four restaurants presently under construction exceed $13.0 million (the "Projected Construction Costs") and/or if the pre-opening costs (the "Pre-opening Costs") associated with such restaurants exceed $1.65 million (the "Projected Pre-opening Costs"). As of this date, the Registrant has estimated that its Projected Construction Costs with respect to these four restaurants will be approximately $14.0 to 15.0 million and that its Projected Pre-Opening Costs relating to these four restaurants will be approximately $1.65 million. The final determination of the Projected Construction Costs and the Projected Pre-opening Costs will be made shortly before the closing of the Merger, at a time when the four restaurants are expected to be open or significantly closer to completion than they are today. By way of example, if the combined overage of the Projected Construction Costs and the Projected Pre-opening Costs were to exceed their respective estimates by an aggregate of $1.0 million, the Exchange Ratio would be reduced to .2060 (.2016 if the combined overage was $2.0 million).

         The closing of the Merger (the "Closing Date") is subject to various closing conditions, including the expiration of applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, the receipt of shareholder approval from the Registrant's shareholders,

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and the receipt by both parties of various customary opinions and certifications. A meeting of the Registrant's shareholders is expected to be held during the next 90 days to consider and vote upon the Merger. In addition, prior to closing, Landry's has advised the Company that it anticipates completing an underwritten public offering of approximately 4,600,000 shares of Landry's Common Stock, which shall be deemed completed for the purposes of consummating the transactions under the Merger Agreement on December 21, 1996, whether or not actually completed.

         Shares of the Registrant's Series B Convertible preferred stock, $.01 par value per share ("Bayport Preferred Stock"), are currently convertible into shares of Bayport Common Stock at a ratio of four shares of Bayport Preferred Stock for one share of Bayport Common Stock. Under the terms of the Merger Agreement, outstanding shares of Bayport Preferred Stock shall be converted into the number of shares of Landry's preferred stock, $.01 par value per share ("Landry's Preferred Stock"), which is equal to the number of outstanding shares of Bayport Preferred Stock multiplied by the Exchange Ratio, as adjusted, and divided by four. After the Merger, shares of Landry's Preferred Stock will convert into shares of Landry's Common Stock on a one-for-one basis. All other terms of the Landry's Preferred Stock will be identical to the terms of the Bayport Preferred Stock.

         Based on 2,136,499 shares of Bayport Preferred Stock issued and outstanding on March 29, 1996 (at an assumed exchange ratio of .2105), Landry's will issue 112,433 shares of Landry's Preferred Stock (each convertible into one share of Landry's Common Stock), subject to the adjustments described above, to the holders of the outstanding shares of Bayport Preferred Stock. Cash will be issued in lieu of fractional shares of Landry's Preferred Stock.

         At the closing of the Merger, outstanding options and warrants to purchase shares of Bayport Common Stock will be converted into the right to purchase that number of shares of Landry's Common Stock as the holder of such would have been entitled to receive had they exercised such options or warrants prior to consummation of the Merger. Options to purchase shares of Bayport Common Stock issued pursuant to the Registrant's 1993 and 1995 Stock Option Plans (which will be converted into options to purchase shares of Landry's Common Stock, as described above) will, in accordance with the terms of the plans, immediately vest at the closing of the Merger. All other options and warrants will continue to vest in accordance with the vesting schedules contained in the agreements evidencing such options and warrants.

         The Merger Agreement contains customary representations and warranties by the Registrant, Landry's and Acquisition and contains provisions governing the conduct of the parties prior to the closing of the Merger.

         The Merger Agreement may be terminated and the Merger abandoned at any time prior to the consummation of the Merger: (i) by the mutual consent of the Boards of Directors of the Registrant and Landry's; (ii) by the Board of Directors of either the Registrant or Landry's if there has been a material breach by the other of any representation or warranty in the Merger

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Agreement or of any covenant in the Merger Agreement which has not, or cannot be, cured within 15 days after written notice thereof; (iii) by the Board of Directors of either the Registrant or Landry's if the conditions to closing set forth in the Merger Agreement are not met or waived by December 31, 1996, or the Merger has not occurred by such date (except that neither the Registrant nor Landry's shall be entitled to terminate if such party is in willful and material violation of the Merger Agreement); (iv) by the Board of Directors of either the Registrant or Landry's if the required approval of the shareholders of the Registrant shall not have been obtained; or (v) if a governmental authority shall have issued a final and non-appealable order or ruling enjoining, restraining or otherwise prohibiting the Merger.

         Under the terms of the Merger Agreement, the Registrant is prohibited from, directly or indirectly, soliciting or encouraging the initiation of any inquiries, proposals or offers regarding any acquisition, merger, takeover bid or sale of all or substantially all of its assets. However, if the Registrant's Board of Directors determines that it would be consistent with its fiduciary responsibilities to approve or recommend an unsolicited proposal which it deems superior to the Merger (the "Superior Proposal"), then the Registrant shall be entitled to enter into the Superior Proposal and terminate the Merger Agreement.

         In the event the Merger Agreement is terminated by the Registrant as a result of entering into a Superior Proposal or because of the Registrant's failure to satisfy certain of the closing conditions set forth in the Merger Agreement, then Landry's shall be entitled to receive from the Registrant, a cash fee payable six months after such termination (the "Termination Fee") in an amount equal to 2.5% of (i) the product of the closing price of a share of Landry's Common Stock on the date of such termination multiplied by the number of shares of Landry's Common Stock which would have been issued or reserved for issuance if the Merger had been consummated; plus (ii) any of the Registrant's debt on the date of such termination ((i) plus (ii) above, is hereinafter, the "Deal Value"). In addition, all expenses, including legal, accounting and tax expenses, incurred by Landry's in connection with the Merger Agreement (the "Expenses") would also be payable as part of the Termination Fee. If the Merger Agreement is terminated by Landry's because of the Registrant's inability to obtain approval of the Merger by its shareholders or because of the existence of a material adverse change in the Registrant, the Termination Fee shall be equal to 1.5% of the Deal Value plus the Expenses.

         In conjunction with the execution of the Merger Agreement, Landry's entered into a Contract Termination/Consulting Agreement with David J. Connor, the Chairman and Chief Executive Officer of Bayport (the "Connor Agreement"). Under the Connor Agreement, Landry's has agreed, upon the consummation of the Merger, to buy-out Mr. Connor's current employment agreement with Bayport for $1,800,000. In addition upon consummation of the Merger, all options to purchase shares of Bayport Common Stock (which will be converted into options to purchase shares of Landry's Common Stock) held by Mr. Connor will vest immediately and will remain outstanding for their full term. Further, subsequent to the closing of the Merger, Mr. Connor will provide consulting services to Landry's for which he will be paid a consulting fee of $10,000 per month for a period of two years from the Closing Date, subject to certain conditions. For a period of three

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years following the effective date of the Merger, Mr. Connor has agreed that he will not be involved in the seafood restaurant business in the United States in any manner.

         Landry's has also entered into a Contract Termination Agreement with William D. Korenbaum, the President, Chief Operating and Financial Officer and Treasurer of Bayport (the "Korenbaum Agreement"). Under the Korenbaum Agreement, Landry's has agreed, upon consummation of the Merger, to buy-out Mr. Korenbaum's current employment agreement with Bayport for $1,300,000. In addition upon consummation of the Merger, all options to purchase shares of Bayport Common Stock (which will be converted into options to purchase shares of Landry's Common Stock) held by Mr. Korenbaum will vest immediately and will remain outstanding for their full term. Further, subsequent to the closing of the Merger, for consulting services and in addition to amounts he otherwise may receive as an employee of Landry's, Mr. Korenbaum will receive $10,000 per month for a period of two years following the Closing Date, subject to certain conditions. For a period of three years following the effective date of the Merger, Mr. Korenbaum has agreed that he will not be involved in the seafood restaurant business in the United States in any manner.

         Under their existing employment agreements, both Mr. Connor and Mr. Korenbaum, upon a change of control of Bayport, are entitled to terminate their employment with Bayport and receive, in addition to their annual salary through the date of termination, the greater of (i) the sum of $1,500,000 (in the case of Mr. Connor) and $1,000,000 (in the case of Mr. Korenbaum), or (ii) the aggregate balance remaining under their employment agreement, without having to fulfill their obligations or perform their duties thereunder. Further, in the event of a change of control, all unvested stock options and bonus payments previously paid and granted to each of Messrs. Connor and Korenbaum immediately vest.

         Additionally, subsequent to the Closing Date, Mr. Korenbaum will be employed by Landry's at an annual salary of $175,000 and will receive options to purchase 100,000 shares of Landry's Common Stock vesting over a three-year period. Mr. Korenbaum's employment with Landry's is terminable at will by either party.

         Simultaneous with the execution of the Merger Agreement, the Registrant entered into a loan agreement (the "Loan Agreement") with Landry's, pursuant to which Landry's agreed to loan the Registrant up to $11,000,000 (the "Loan") to be used to finance the continued construction of restaurants located in Chelsea Piers and Great Neck, New York; Nashville, Tennessee; and Baltimore, Maryland pending consummation of the Merger. Outstanding indebtedness under the Loan Agreement bears interest at the prime rate, as published in THE WALL STREET JOURNAL, plus 2%. Interest under the Loan Agreement is payable monthly.

         The Loan is intended to be secured by collateral assignments of the Registrant's leasehold interests on, and all other assets located at, its restaurants in Nashville, Tennessee; Great Neck, New York; Chicago, Illinois; and Myrtle Beach, South Carolina (the "Collateralized Properties"). The aggregate advances available under the Loan Agreement are based on the delivery of the

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necessary documentation for each of the Collateralized Properties to Landry's.
Currently, the Jupiter leasehold and restaurant has been collaterally assigned to Landry's, resulting in the availability of $2,500,000 under the Loan Agreement. At the time of the receipt by Landry's of the collateral assignments of the Registrant's two leaseholds and restaurants in Myrtle Beach, the collateral assignment of the Jupiter leasehold and restaurant will be reassigned by Landry's, as described below.

         Pursuant to the Loan Agreement and except as set forth below, if the Merger is not consummated, the Registrant will have the opportunity to repay indebtedness under the Loan Agreement for a period of 120 days from the date the Merger Agreement is terminated, during which time Landry's has agreed to take no action against the Registrant. At the end of such period, if the Registrant has not repaid such indebtedness, Landry's will be obligated to take in full consideration of repayment of such indebtedness the Collateralized Properties. The Merger Agreement provides that, in the event the Registrant terminates the Merger Agreement because of the Registrant's receipt of a Superior Proposal, Landry's will automatically obtain ownership of the Collateralized Properties for an amount equal to $11,000,000, less (i) any amounts previously provided by Landry's to the Registrant; (ii) certain designated fees, costs and expenses; and (iii) the cost to complete the construction of certain restaurants making up a portion of the Collateralized Properties.

         In connection with the Loan Agreement, The First National Bank of Boston (as agent), The First National Bank of Boston and Capital Bank (collectively, the "Lenders") have agreed to waive certain covenants, events of default and termination fees under their Revolving Credit and Term Loan Facility with the Registrant, unless and until the Merger Agreement is terminated. Further, the Lenders have agreed to assign the collateral assignment documentation relating to the Nashville and Jupiter restaurants to Landry's and to permit the placement of liens on certain of the Registrant's other assets. The collateral assignment documentation relating to the Jupiter restaurant will be reassigned by Landry's to the Lenders upon Landry's receipt of the collateral assignment documentation relating to the two Myrtle Beach restaurants.

         Landry's operates 46 full service, mid priced casual dining seafood restaurants in fifteen states, primarily under the names "Landry's Seafood House,(Registered Trademark)" "Willie G's(Registered Trademark)" and "Joe's Crab Shack(Service Mark)". Landry's is a public company whose securities are traded on the NASDAQ National Market under the symbol "LDRY." Its principal executive office is located at 1400 Post Oak Blvd., Suite 1010, Houston, Texas 77056 (713-850-1010).

         The foregoing is a summary of certain information contained in the agreements referenced herein. Reference is made to the more detailed information contained in such agreements, which are exhibits to this report.

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ITEM 7.           FINANCIAL INFORMATION AND EXHIBITS.

         (a), (b)          Not applicable.

         (c)      2.       Agreement and Plan of Merger, dated as of April 18,
                           1996, among Landry's Seafood Restaurants, Inc.,
                           Landry's Acquisition, Inc. and Bayport Restaurant
                           Group, Inc.

                  10.1 Contract Termination/Consulting Agreement, dated as of April 18, 1996, by and between Landry's Seafood Restaurants, Inc. and David J. Connor.

                  10.2 Contract Termination Agreement, dated as of April 18, 1996, by and between Landry's Seafood Restaurants, Inc. and William D. Korenbaum.

                  10.3 Loan Agreement, dated as of April 18, 1996, by and among Bayport Restaurant Group, Inc., Crab House, Inc. and Landry's Seafood Restaurants, Inc.

                  10.4 Agreement Regarding Credit Facility, dated as of April 18, 1996, among The First National Bank of Boston, as Agent, The First National Bank of Boston and Capital Bank, Bayport Restaurant Group, Inc., Crab House, Inc., Capt. Crab's Take-Away of 79th St., Inc., Take-Away/Kings Shopping Plaza, Inc., Cryotech Industries of North Carolina, Inc. and Landry's Seafood Restaurants, Inc.

                  10.5 Amendment No. 2 to Revolving Credit Agreement, dated March 21, 1996, among The First National Bank of Boston as Agent, The First National Bank of Boston and Capital Bank, Bayport Restaurant Group, Inc., Crab House, Inc., Cap't. Crab's Take-Away of 79th St., Inc., Take-Away/Kings Shopping Plaza, Inc. and Cryotech Industries of North Carolina, Inc.

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                                    SIGNATURE

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

                                               BAYPORT RESTAURANT GROUP, INC.

         Date: April 30, 1996                  By: /s/ WILLIAM D. KORENBAUM
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                                                   William D. Korenbaum,
                                                   President

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